As filed with the Securities and Exchange Commission on July 9, 1998
                                                    Registration No. 333-_______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                -----------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                -----------------

                           MONTEREY HOMES CORPORATION
             (Exact name of registrant as specified in its charter)

            Maryland                                            86-0611231
  (State or other jurisdiction                               (I.R.S. Employer
of incorporation or organization)                         Identification Number)
                                      1531
                              --------------------
                          (Primary Standard Industrial
                           Classification Code Number)

                                -----------------

                      6613 North Scottsdale Road, Suite 200
                            Scottsdale, Arizona 85250
                                 (602) 998-8700
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                ----------------
                                  Larry W. Seay
               Vice President-Finance and Chief Financial Officer
                           Monterey Homes Corporation
                      6613 North Scottsdale Road, Suite 200
                            Scottsdale, Arizona 85250
                                 (602) 998-8700
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                -----------------
                                   Copies to:

                                Steven D. Pidgeon
                              Snell & Wilmer L.L.P.
                               One Arizona Center
                                400 E. Van Buren
                           Phoenix, Arizona 85004-0001
                                 (602) 382-6000

                                ----------------

Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on the Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                           -------------------------

                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------
    TITLE OF EACH CLASS OF     AMOUNT TO BE          PROPOSED            PROPOSED           AMOUNT OF
          SECURITIES           REGISTERED(1)         MAXIMUM             MAXIMUM          REGISTRATION
       TO BE REGISTERED                           OFFERING PRICE        AGGREGATE              FEE
                                                    PER SHARE         OFFERING PRICE
------------------------------------------------------------------------------------------------------
Common Stock                     2,009,661          $17.625(2)        $35,420,275(2)        $10,448.98
------------------------------------------------------------------------------------------------------
Common Stock Issuable              500,001           $5.25(3)          $2,625,005(3)           $774.38
Upon Exercise of Options
------------------------------------------------------------------------------------------------------
Total                            2,509,662                             38,045,280           $11,223.36
------------------------------------------------------------------------------------------------------

(1) In the event of any stock split, stock dividend, or similar transaction involving the Company's Common Stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416 (a) under the Securities Act.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the last reported sale price of the Common Stock on July 7, 1998, as reported on the New York Stock Exchange.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g), based on the price at which the Options may be exercised as of July 7, 1998.


         THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.

                    SUBJECT TO COMPLETION, DATED JULY 9, 1998


PROSPECTUS

                                2,509,662 SHARES

                           MONTEREY HOMES CORPORATION

                                  COMMON STOCK


         This Prospectus relates to the offer and sale by William W. Cleverly, Steven J. Hilton and John R. Landon (the "Selling Stockholders") of an aggregate of 2,509,662 shares of Common Stock, $0.01 par value per share (the "Common Stock"), of Monterey Homes Corporation, a Maryland corporation (the "Company"). The Company will not receive any portion of the proceeds from the sale of the Common Stock offered hereby. The Selling Stockholders may elect to sell all, a portion, or none of the shares of Common Stock registered hereby. The Common Stock being registered under the Registration Statement of which this Prospectus is a part may be offered for sale from time to time by or for the account of such Selling Stockholders in the open market, on the New York Stock Exchange in privately negotiated transactions, in an underwritten offering, or a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Common Stock is intended to be sold through one or more broker-dealers or directly to purchasers. Such broker-dealers may receive compensation in the form of commissions, discounts or concessions from the Selling Stockholders and/or purchasers of the Common Stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary concessions). The Selling Stockholders and any broker-dealers who act in connection with the sale of the Common Stock hereunder may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and proceeds of any resale of the Common Stock may be deemed to be underwriting discounts and commissions under the Securities Act. See "Selling Stockholders" and "Plan of Distribution." All expenses of registration incurred in connection with this Offering are being borne by the Company, but the Selling Stockholders will pay any brokerage and other expenses of sale incurred by them. See "Plan of Distribution."

         The Company's Common Stock is traded on the New York Stock Exchange under the symbol "MTH." On July 7, 1998, the closing sale price for the Common Stock, as reported by NYSE, was $17.625 per share.

SEE "RISK FACTORS" ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

EACH SELLING STOCKHOLDER AND ANY BROKER EXECUTING SELLING ORDERS ON BEHALF OF THE SELLING STOCKHOLDERS MAY BE DEEMED TO BE AN "UNDERWRITER" WITHIN THE MEANING OF THE SECURITIES ACT. COMMISSIONS RECEIVED BY ANY SUCH BROKER MAY BE DEEMED TO BE UNDERWRITING COMMISSIONS UNDER THE SECURITIES ACT.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  THE DATE OF THIS PROSPECTUS IS JULY __, 1998

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements, and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding registrants, such as the Company, that file electronically with the Commission. In addition, the Company's Common Stock is traded on the New York Stock Exchange. Reports, proxy statements, and other information filed by the Company are also available for inspection at the offices of the New York Stock Exchange at 20 Broad Street, 17th Floor, New York, New York 10005.

         This Prospectus constitutes a part of a registration statement on Form S-3 (the "Registration Statement") that the Company has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement and the exhibits thereto and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Common Stock offered hereby. Statements contained in this Prospectus as to the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete and, in each instance, reference is made to the copy of such document as so filed. Each such statement is qualified in its entirety by such reference.

         No person is authorized to give any information or make any representation other than those contained or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

                      INFORMATION INCORPORATED BY REFERENCE

         The following documents have been filed by the Company with the Commission and are hereby incorporated by reference in this Prospectus: (i) the Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 1997, (ii) the Quarterly Report of the Company on Form 10-Q for the quarterly period ended March 31, 1998, and (iii) the description of Monterey Homes' capital stock contained in the Form 8-A of Emerald Mortgage Investments
Corporation (a predecessor of Monterey Homes) filed on July 7, 1988. All other documents and reports filed by the Company with the Commission pursuant to Sections 13, 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be made a part hereof from their respective dates of filing. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will cause to be furnished, without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all documents incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in the document which this Prospectus incorporates). Requests should be directed to Chief Financial Officer, Monterey Homes Corporation, 6613 North Scottsdale Road, Suite 200, Phoenix, Arizona 85250; telephone: (602) 998-8700.

                                  RISK FACTORS

         In addition to the other information contained in this Prospectus, prospective investors should carefully consider the factors discussed below in evaluating the Company and its business before purchasing any of the shares of Common Stock offered hereby. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus. See "Disclosure Regarding Forward-Looking Statements."

         Homebuilding Industry Factors. The homebuilding industry is cyclical and is significantly affected by changes in national and local economic and other conditions, such as employment levels, availability of financing, interest rates, consumer confidence and housing demand. Although the Company believes that certain of its customers (particularly purchasers of luxury homes) are somewhat less price sensitive than generally is the case for other homebuilders, such uncertainties could adversely affect the Company's performance. In addition, homebuilders are subject to various risks, many of which are outside the control of the homebuilders, including delays in construction schedules, cost overruns, changes in government regulations, increases in real estate taxes and other local government fees, and availability and cost of land, materials, and labor. Although the principal raw materials used in the homebuilding industry generally are available from a variety of sources, such materials are subject to periodic price fluctuations. There can be no assurance that the occurrence of any of the foregoing will not have a material adverse effect on the Company.

         Customer demand for new housing also impacts the homebuilding industry. Real estate analysts predict that in 1998 new home sales in the Phoenix metropolitan area may slow and that sales in the Tucson metropolitan area may remain relatively flat. Any such slowing in new home sales would have a material adverse effect on the Company's business and operating results. In general, home sales in the Texas market are expected to show moderate growth or remain relatively flat.

         The homebuilding industry is subject to the potential for significant variability and fluctuations in real estate values, as evidenced by the changes in real estate values in recent years in Arizona, Texas and Northern California. Although the Company believes that its projects are currently reflected on its balance sheet at appropriate values, no assurance can be given that write-downs of some or all of the Company's projects will not occur if market conditions deteriorate, or that such write-downs will not be material in amount.

         Fluctuations in Operating Results. Monterey historically has experienced, and in the future, the Company expects to continue to experience, variability in home sales and net earnings on a quarterly basis. Factors expected to contribute to this variability include, among others, (i) the timing of home closings and land sales, (ii) the Company's ability to continue to acquire additional land or options to acquire additional land on acceptable terms, (iii) the condition of the real estate market and the general economy in Arizona, Texas and Northern California, and in other areas into which the Company may expand its operations, (iv) the cyclical nature of the homebuilding industry and changes in prevailing interest rates and the availability of mortgage financing, (v) costs or shortages of materials and labor, and (vi) delays in construction schedules due to strikes, adverse weather conditions, acts of God, the availability of subcontractors or governmental restrictions. As a result of such variability, the Company's historical performance may not be a meaningful indicator of future results.

         Interest  Rates and  Mortgage  Financing.  The  Company  believes  that certain of its  move-up  and  luxury  home  customers  have been  somewhat  less sensitive to interest rate fluctuation than many home buyers. However, many purchasers of the Company's homes finance their acquisition through third-party lenders providing mortgage financing. In general, housing demand is adversely affected by increases in interest rates and housing costs, and the unavailability of mortgage financing. If mortgage interest rates increase and the ability of prospective buyers to finance home purchases is consequently adversely affected, the Company's home sales, gross margins and net income may be adversely impacted and such adverse impact may be material. In any event, the Company's homebuilding activities are dependent upon the availability and costs of mortgage financing for buyers of homes owned by potential customers so those customers ("move-up buyers") can sell their homes and purchase a home from the Company. Any limitations or restrictions on the availability of such financing could adversely affect the Company's home sales. Furthermore, changes in federal income tax laws may affect demand for new homes. From time to time, proposals have been publicly discussed to limit mortgage interest deductions and to eliminate or limit tax-free rollover treatment provided under current law where the proceeds of the sale of a principal residence are reinvested in a new principal residence. Enactment of such proposals may have an adverse effect on the homebuilding industry in general, and on demand for the Company's products in particular. No prediction can be made whether any such proposals will be enacted and, if enacted, the particular form such laws would take.

         Competition. The single-family residential housing industry is highly competitive and fragmented. Homebuilders compete for desirable properties, financing, raw materials, and skilled labor. The Company competes for residential home sales with other developers and individual resales of existing homes. Competitors include large homebuilding companies, some of which have greater financial resources than the Company, and smaller homebuilders, who may have lower costs than the Company. Competition is expected to continue and become more intense, and there may be new entrants in the markets in which the Company currently operates and in markets it may enter in the future.

         Lack of Geographic Diversification. The Company's operations are presently localized in the Phoenix and Tucson, Arizona and Dallas/Ft. Worth, Austin and Houston, Texas metropolitan areas and in Northern California. In addition, the Company currently operates in two primary market segments in
Arizona: the semi-custom, luxury market and move-up buyer market; and in two primary market segments in Texas: the move-up buyer market and the entry-level home market. Failure to be more geographically or economically diversified by product line could have a material adverse impact on the Company if the homebuilding market in Arizona, Texas or Northern California should decline, because there may not be a balancing opportunity in a healthier market in other geographic regions.

         Additional Financing; Limitations. The homebuilding industry is capital intensive and requires significant up-front expenditures to acquire land and begin development. Accordingly, the Company incurs substantial indebtedness to finance its homebuilding activities. At March 31, 1998, the Company's notes payable totaled approximately $30.3 million. The Company may be required to seek additional capital in the form of equity or debt financing from a variety of potential sources, including bank financing and securities offerings. In addition, lenders are increasingly requiring developers to invest significant amounts of equity in a project both in connection with origination of new loans as well as the extension of existing loans. If the Company is not successful in obtaining sufficient capital to fund its planned capital or other expenditures, new projects planned or begun may be delayed or abandoned. Any such delay or abandonment could result in a reduction in home sales and may adversely affect the Company's operating results. There can be no assurance that additional debt or equity financing will be available in the future or on terms acceptable to the Company.

         In addition, the amount and types of indebtedness that the Company can incur is limited by the terms and conditions of its current indebtedness. The Company must comply with numerous operating and financial maintenance covenants and there can be no assurance that the Company will be able to maintain compliance with such financial and other covenants. Failure to comply with such covenants would result in a default and resulting cross defaults under the Company's other indebtedness, and could result in acceleration of all such indebtedness. Any such acceleration would have a material adverse affect on the Company.

         Government Regulations; Environmental Conditions. The Company is subject to local, state, and federal statutes and rules regulating certain developmental matters, as well as building and site design. In addition, the Company is subject to various fees and charges of governmental authorities designed to defray the cost of providing certain governmental services and improvements. The Company may be subject to additional costs and delays or may be precluded entirely from building projects because of "no growth" or "slow growth" initiatives, building permit ordinances, building moratoriums, or similar government regulations that could be imposed in the future due to health, safety, welfare, or environmental concerns. The Company must also obtain licenses, permits, and approvals from government agencies to engage in certain of its activities, the granting or receipt of which are beyond the Company's control.

         The Company and its competitors are also subject to a variety of local, state, and federal statutes, ordinances, rules and regulations concerning the protection of health and the environment. Environmental laws or permit restrictions may result in project delays, may cause substantial compliance and other costs, and may prohibit or severely restrict development in certain environmentally sensitive regions or areas. Environmental regulations can also have an adverse impact on the availability and price of certain raw materials such as lumber.

         Recent Expansion and Future Expansion. In 1997, the Company made a significant expansion into the Texas market and recently completed an acquisition pursuant to which it will begin operations in the Northern California market. The Company may continue to consider growth in other areas of the country. The magnitude, timing and nature of any future acquisitions will depend on a number of factors, including suitable acquisition candidates, the negotiation of acceptable terms, the Company's financial capabilities, and general economic and business conditions. Acquisitions by the Company may result in the incurrence of additional debt and/or amortization of expenses related to goodwill and intangible assets that could adversely affect the Company's profitability. Acquisitions could also result in potentially dilutive issuances of the Company's equity securities. In addition, acquisitions involve numerous risks, including difficulties in the assimilation of operations of the acquired company, the diversion of management's attention from other business concerns, risks of entering markets in which the Company has had no or only limited direct experience and the potential loss of key employees of the acquired company. There can be no assurance that the Company will be able to expand into new markets on a profitable basis or that it can successfully manage its expansion into Texas, Northern California or any additional markets.

         Dependence on Key Personnel. The Company's success is largely dependent on the continuing services of certain key persons, including William W. Cleverly, Steven J. Hilton and John R. Landon, and the ability of the Company to attract new personnel required to continue the development of the Company. The Company has entered into employment agreements with each of Messrs. Cleverly, Hilton and Landon. A loss by the Company of the services of Messrs. Cleverly, Hilton or Landon, or certain other key personnel, could have a material adverse affect on the Company.

         Dependence on Subcontractors. The Company conducts its business only as a general contractor in connection with the design, development and construction of its communities. Virtually all architectural and construction work is performed by subcontractors of the Company. As a consequence, the Company is dependent upon the continued availability and satisfactory performance by unaffiliated third-party subcontractors in designing and building its homes. There is no assurance that there will be sufficient availability and satisfactory performance by unaffiliated third-party subcontractors in designing and building its homes, and such a lack could have a material adverse affect on the Company.

         NOL Carryforward. The ability of the Company to use its net operating loss carryforward (the "NOL Carryforward") to offset future taxable income would be substantially limited under Section 382 of the Code if an "ownership change", within the meaning of Section 382 of the Code, has occurred or occurs with respect to the Company before expiration of the NOL Carryforward. The Company believes that (i) there was not an "ownership change" of the Company prior to the effective date of the Merger (defined below), (ii) the Merger did not cause an "ownership change", and (iii) the Legacy Combination (defined below) did not cause an "ownership change".

         Pursuant to Section 384 of the Code, the Company may not be permitted to use the NOL Carryforward to offset taxable income resulting from sales of assets owned by the Monterey Entities (defined below) at the time of the Merger (or to offset taxable income resulting from sales of certain assets acquired in the Legacy Combination) to the extent that the fair market value of such assets at the time of the Merger (or at the time of the Legacy Combination) exceeded their tax basis as of the relevant date.

         There is no assurance that the Company will have sufficient earnings in the future to fully utilize the NOL Carryforward.

         Disclosure Regarding Forward-Looking Statements. Certain statements contained in this Prospectus, including all documents incorporated herein by reference, may be forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements may include projections of revenue and net income and issues that may affect revenue or net income; projections of capital expenditures; plans for future operations; financing needs or plans; plans relating to the Company's products and services; and assumptions relating to the foregoing. In particular, there can be no assurance that the Company will be able to maintain listing of its Common Stock and on the New York Stock Exchange. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Statements in this Prospectus, including those set forth above, describe factors, among others, that could contribute to or cause such differences.

                                 USE OF PROCEEDS

         The Selling Stockholders will receive all of the proceeds and the Company will not receive any of the proceeds from the sale of the Common Stock offered hereby.

                              SELLING STOCKHOLDERS

         The Company was originally formed under the name Homeplex Mortgage Investments Corporation to operate as a REIT, investing in mortgage-related assets and selected real estate loans. On December 31, 1996, Homeplex Mortgage Investments Corporation merged with Monterey Homes Arizona II, Inc. and Monterey Homes Construction II, Inc. (collectively, the "Monterey Entities") (the
"Merger"). As a result of the Merger, the Company's status as a REIT was terminated and its prior operations essentially discontinued, the Company's name was changed to Monterey Homes Corporation, and its NYSE ticker symbol was changed to MTH. As part of the Merger consideration, William W. Cleverly and Steven J. Hilton (the "Monterey Stockholders") received 1,288,726 shares of Company Common Stock (the "Exchange Shares"), of which 212,398 shares have been registered pursuant to the Securities Act and reserved for issuance pursuant to the exercise of the Company's outstanding warrants. Currently, Mr. Cleverly and Mr. Hilton each beneficially own 538,164 reserved but not yet registered Exchange Shares.

         In addition to the Exchange Shares, the Company reserved for the Monterey Stockholders 266,666 shares of common stock, issuable subject to the achievement of certain stock price thresholds (the "Contingent Stock"), of which 43,946 shares have been reserved but not yet registered, pending the exercise of the Company's outstanding warrants. As of September 5, 1997, all price thresholds had been achieved, and on January 1, 1998, 44,942 shares of the Contingent Stock were issued to the Monterey Stockholders. On January 1, 1999 or as soon thereafter as practicable 88,888 shares of Contingent Stock will be issued to the Monterey Stockholders and on January 1, 2000 or as soon thereafter as practicable, 88,890 shares of Contingent Stock will be issued to the Monterey Stockholders, but in each case only if the Monterey Stockholders remain employed with the Company at such times.

         In  connection  with the Merger,  the  Company  entered  into  separate employment agreements and stock option agreements (the "Stock Option Agreements") with the Monterey Stockholders. The Stock Option Agreements provide for the grant to each Monterey Stockholder of options to purchase an aggregate of 166,667 shares of Common Stock per Monterey Stockholder at an exercise price of $5.25 per share (the "Employment Options"). The Employment Options vest annually over a three year period which began December 31, 1997.

         On December 31, 1996, the Company entered into registration rights agreements with each of the Monterey Stockholders with respect to the Exchange Shares, the Contingent Stock and the Employment Options (the "Registration Rights Agreements"), pursuant to which, subject to certain conditions and limitations, the Monterey Stockholders may, at any time after December 31, 1997, require the Company to register such shares under the Securities Act for resale by the Monterey Stockholders. This Prospectus is a part of the Registration Statement filed by the Company in order to satisfy this requirement.

         On July 1, 1997, the Company combined with Legacy Homes, Ltd., Legacy Enterprises, Inc. and Texas Home Mortgage Corporation (collectively "Legacy"), a Texas-based homebuilder with related mortgage brokerage operations (the "Legacy Combination"). In connection with the Legacy Combination, the Company issued 666,667 shares of Common Stock (the "Landon Shares") to John and Eleanor Landon and/or entities controlled by John and Eleanor Landon (the "Landons"). In addition, the Company entered into an employment agreement and related stock option agreement with John Landon (the "Landon Option Agreement"). The Landon Option Agreement grants John Landon the option to purchase 166,667 shares of Common Stock at an exercise price of $5.25 per share (the "Option Shares"). The Landon Options are exercisable annually over a three year period beginning July 1, 1998. In connection with the Legacy Combination, the Company entered into a registration rights agreement with the Landons pursuant to which the Landons, subject to certain conditions and limitations, may at any time after December 31, 1997, require the Company to register the Landon Shares and the Option Shares under the Securities Act for resale by the Landons. This Prospectus is a part of the Registration Statement filed by the Company in order to satisfy this requirement.

         The following table provides certain information with respect to the Common Stock owned or under option by the Selling Stockholders or which the Selling Stockholders have the right to own as of July 7, 1998.


---------------------------------------------------------------------------------------------------------------------------
                             No. of Shares
                               of Common         Percentage of                         No. of Shares of      Percentage of
                              Stock Owned        Common Stock       No. of Shares        Common Stock         Common Stock
                             Prior to the       Owned Prior to        of Common        Owned After the        Owned After
Selling Stockholder            Offering         the Offering(1)     Stock Offered        Offering(2)        the Offering(2)
-------------------            --------         ---------------     -------------        -----------        ---------------
---------------------------------------------------------------------------------------------------------------------------
William W. Cleverly             930,073              17.3%             838,164              91,909                1.7%
---------------------------------------------------------------------------------------------------------------------------
Steven J. Hilton                926,740              17.3%             838,164              88,576                1.7%
---------------------------------------------------------------------------------------------------------------------------
John Landon and
Eleanor Landon                  833,334              15.5%             833,334                0                   0.0%
---------------------------------------------------------------------------------------------------------------------------

(1) Includes all shares of Common Stock beneficially owned by the Selling Stockholders as a percentage of the 5,370,238 shares of Common Stock outstanding at July 7, 1998. The figures above also include the Employment Options and the Option Shares.

(2) Assumes that Selling Stockholders dispose of all the shares of Common Stock covered by this Prospectus and do not acquire any additional shares of Common Stock.

                              PLAN OF DISTRIBUTION

This Prospectus relates to the sale of 2,509,662 shares of Common Stock by the Selling Stockholders. The Selling Stockholders may from time to time effect sales of Common Stock in ordinary broker's transactions on the New York Stock Exchange, at the price prevailing at the time of such sales, at prices relating to such prevailing market prices, or at negotiated prices. In connection with distributions of the Common Stock or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, banks or broker-dealers may engage in short sales of the Common Stock in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders may also sell Common Stock short and redeliver the Common Stock to close out such positions. The Selling Stockholders may also enter into option or other transactions with banks or broker-dealers which require the delivery to the bank or broker-dealer of the Common Stock registered hereunder, which the bank or broker-dealer may resell or otherwise transfer pursuant to this Prospectus. The Selling Stockholders may also lend or pledge the Common Stock to a bank or broker-dealer and the bank or broker-dealer may sell the Common Stock so loaned, or upon a default, the bank or broker-dealer may effect sales of the pledged Common Stock pursuant to this Prospectus. It is anticipated that any broker-dealers participating in such sales of securities will receive the usual and customary selling commissions. The Selling Stockholders and any dealers or agents participating in the distribution of the shares may be deemed to be "underwriters" as defined in the Securities Act and any profit on the sale of the share by them and any discounts, commissions or concessions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders will be subject to the applicable provisions of the Exchange Act and rules and regulations thereunder, including, without limitation, Regulation M, which provision may limit the timing of purchases and sales of any of the shares of Common Stock by the Selling Stockholders.

It is not possible at the present time to determine the price to the public in any sale of the shares by Selling Stockholders. Accordingly, the public offering price and the amount of any applicable underwriting discounts and commissions will be determined at the time of such sale by Selling Stockholders. The aggregate proceeds to the Selling Stockholders from the sale of the shares will be the purchase price of the shares sold less all applicable commissions and underwriters' discounts, if any. The Company will pay all of the expenses incident to the registration of the Common Stock offered hereby, other than commissions and selling expenses with respect to the Common Stock being sold by the Selling Stockholders.

                                  LEGAL MATTERS

The validity of the Common Stock offered hereby will be passed upon for the Company by Venable, Baetjer & Howard LLP, Baltimore, Maryland.

                                     EXPERTS

The consolidated financial statements of Monterey Homes Corporation and Subsidiaries as of December 31, 1997 and 1996, and for the years then ended have been incorporated by reference herein and in the Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Monterey Homes Corporation and Subsidiaries for the year ended December 31, 1995, have been incorporated by reference herein and in the Prospectus in reliance upon the report of Ernst & Young, LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

================================================================================
No dealer, sales representative, or other person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, the Selling Security Holders, or any other person. This Prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder and thereunder shall, under any circumstances, create any implication that the information contained herein is correct as of anytime subsequent to the date hereof.





                             ----------------------

                                TABLE OF CONTENTS
                                                               Page
                                                               ----

              Available Information.......................        2
              Information Incorporated  by Reference......        2
              Risk Factors................................        3
              Use of Proceeds.............................        6
              Selling Stockholders........................        6
              Plan of Distribution........................        7
              Legal Opinions..............................        8
              Experts.....................................        8



                        2,509,662 Shares of Common Stock





                                 MONTEREY HOMES
                                   CORPORATION






                                 ---------------
                                   PROSPECTUS
                                 ---------------





                                 July ____, 1998



================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 14.         OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

       The expenses payable by the Company in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions), all of which are payable by the Company, are estimated to be as follows:

       Registration Fee.......................     $  11,223
       Printing Fees..........................         2,000
       Legal Fees and Expenses................        10,000
       Accounting Fees and Expenses...........         8,000
       Other Fees and Expenses................         2,000

                Total.........................     $  33,223
                                                   =========

ITEM 15.        INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Under the provisions of the Maryland General Corporation Law, a corporation's articles may, with certain exceptions, include any provision expanding or limiting the liability of its directors and officers to the corporation or its stockholders for money damages, but may not include any provision that restricts or limits the liability of its directors or officers to the corporation or its stockholders to the extent that (i) it is proved that the person actually received an improper benefit or profit in money, property, or services for the amount of the benefit or profit in money, property, or services actually received; or (ii) a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Company's charter contains a provision limiting the personal liability of officers and directors to the Company and its stockholders to the fullest extent permitted under Maryland law.

    In addition, the provisions of the Maryland General Corporation Law permit a corporation to indemnify its present and former directors and officers, among others, against liability incurred, unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, or (ii) the director or officer actually received an improper personal benefit in money, property, or services, or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. The Company's charter provides that it will indemnify its directors, officers, and others so designated by the Board of Directors to the full extent allowed under Maryland law.

    Insofar as indemnification for liability arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16.        EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES

Exhibit                                                               Page or
Number            Description                                     Method of Filing
------            -----------                                     ----------------

3.1      Restated Articles of                           Incorporated by reference to Exhibit
         Incorporation of the Company                   3.1 of Post-Effective Amendment
                                                        No. 1 of the Form S-1 Registration
                                                        Statement No 33-29737 ("S-1/A
                                                        #33-29737").

                                       12

3.3      Amended and Restated                           Filed herewith.
         Bylaws of the Company

4.1      Specimen of Common Stock Certificate           Incorporated by reference to
                                                        Exhibit 4 to the Form 10-K for
                                                        the year ended December 31, 1996.

5.1      Opinion of Venable, Baetjer & Howard, LLP      Filed herewith

10.1     Stock Option Agreement between the             Incorporated by reference to
         Company and William W. Cleverly*               Exhibit 10.12 to the Form 10-K
                                                        for the year ended December 31,
                                                        1996.

10.2     Stock Option Agreement between the             Incorporated by reference to
         Company and Steven J. Hilton*                  Exhibit 10.13 to the Form 10-K
                                                        for the year ended December 31,
                                                        1996.

10.3     Stock Option Agreement between                 Incorporated by reference to
         the Company and John R. Landon*                Exhibit C of the Form 8-K
                                                        filed on June 18, 1997

10.4     Registration Rights Agreement between the      Incorporated by reference to
         Company and William W. Cleverly*               Exhibit 10.14 to the Form 10-K
                                                        for the year ended December 31,
                                                        1996.

10.5     Registration Rights Agreement between the      Incorporated by reference to
         Company and Steven J. Hilton*                  Exhibit 10.15 to the Form 10-K
                                                        for the year ended December 31,
                                                        1996.

10.6     Registration Rights Agreement between          Incorporated by reference to
         the Company and John R. Landon*                Exhibit C of the Form 8-K
                                                        filed on June 18, 1997.

10.7     Escrow and Contingent Stock Agreement          Incorporated by reference to
                                                        Exhibit 10.16 to the Form 10-K
                                                        for the year ended December 31,
                                                        1996.

10.8     Warrant Agreement dated as of October 17,      Previously filed
         1994 among Monterey and the Warrant
         Agent

10.9     Assumption Agreement dated as of December      Previously filed
         31, 1996 modifying the Warrant Agreement
         in certain respects, and relating to the
         assumption of the Warrant Agreement by the
         Company and certain other matters

23.1     Consent of KPMG Peat Marwick LLP               Filed herewith

23.2     Consent of Ernst & Young LLP                   Filed herewith

23.3     Consent of Venable, Baetjer & Howard           Included in Exhibit 5.1.

24       Powers of Attorney                             See signature page

---------------------

*    Indicates a management contract or compensation plan.


ITEM 17.       UNDERTAKINGS

     (a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on July 9, 1998.

                                           MONTEREY HOMES CORPORATION

                                           By:  /s/ Larry W. Seay
                                                    Larry W. Seay
                                                    Vice President - Finance and
                                                    Chief Financial Officer

                                POWER OF ATTORNEY

       KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William W. Cleverly, Steven J. Hilton, John R. Landon and Larry W. Seay, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                          Title                            Date
---------                                          -----                            ----

/s/ William W. Cleverly                Managing Director                        July 7, 1998
------------------------------
William W. Cleverly

/s/ Steven J. Hilton                   Managing Director                        July 7, 1998
------------------------------
Steven J. Hilton

/s/ John R. Landon                     Managing Director                        July 7, 1998
------------------------------
John R. Landon

/s/ Larry W. Seay                      Vice President - Finance and Chief       July 7, 1998
------------------------------         Financial Officer (Principal
Larry W. Seay                          Financial Officer and
                                       Principal Accounting Officer)

Signature                                          Title                            Date
---------                                          -----                            ----

/s/ Alan D. Hamberlin                  Director                                 July 7, 1998
------------------------------
Alan D. Hamberlin

                                       Director                                 July 7, 1998
------------------------------
Robert G. Sarver

/s/ C. Timothy White                   Director                                 July 7, 1998
------------------------------
C. Timothy White

                                       Director                                 July 7, 1998
------------------------------
Raymond Oppel

                                       16